                                                                             newsrelease
CTS CORPORATION  Elkhart, Indiana 46514 (574) 523-3800

October 26, 2010
FOR RELEASE:  Immediately

CTS ANNOUNCES THIRD QUARTER 2010 RESULTS

Earnings Per Share of $0.20 Up 54% from Prior Year
Increases Earnings Per Share Guidance for 2010

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced third quarter 2010 revenues of $139.4 million, an increase of 10% from revenues of $126.6 million in the same period last year. Net earnings were $6.9 million, or $0.20 per diluted share, in the third quarter 2010 compared to net earnings of $4.5 million, or $0.13 per diluted share, in the third quarter of 2009. Higher sales, improved gross margins and currency gains contributed to the increase in third quarter earnings compared to the same period last year. Third quarter 2010 diluted earnings per share improved 18% sequentially.

Components and Sensors segment sales increased 29% from the same period last year, reflecting both improved global economic conditions and new product introductions. Third quarter 2010 sales of sensor and actuator products increased 20% from the same period last year, primarily from growth in global light vehicle production and new customers and product introductions. Sales of electronic component products increased 44% across most served markets from general improvement in the economy and new product introductions. Components and Sensors segment sales, as a percent of total company sales, increased to 51% from 44% in the third quarter of 2009 helping overall gross margins and operating earnings returns.

EMS sales decreased 4% from the same period last year, but were up 1% sequentially. The year-over-year decrease resulted primarily from weaker sales in the defense and aerospace and medical markets due to lower demand and timing of new programs.

Year-to-date cash flow generated from operations was $8.1 million, despite a $22 million increase in higher accounts receivable and inventories net of accounts payable, to support our sales growth.  Capital expenditures were $10.5 million, or 2.6% of sales, in the first nine months of 2010, up from $4.7 million, or 1.3% of sales, in the same period last year due to increased investments in new product introductions.

Commenting on third quarter results, Vinod M. Khilnani, CTS Chairman and Chief Executive Officer, stated, “We continue to increase our research and development activities and investments in new products. Newly awarded business, strong design wins, new customers and entry into new growth markets like India are beginning to help grow revenues faster than the underlying economic growth.”

Based on the first nine month results and current outlook, management is increasing the full-year 2010 diluted earnings per share to a range of $0.60 to $0.65 compared to the previous range of $0.55 to $0.62 per share, and maintaining the full-year 2010 sales estimate to an increase of 10%-15% over 2009.

SEGMENT INFORMATION
(Dollars in millions)
	Third Quarter 2010		Third Quarter 2009		Second Quarter 2010
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings/(loss)
Components and Sensors	$71.8	$7.7	$55.8	$ 4.1	$72.3	$7.9
Electronics Manufacturing Services (EMS)	67.6	0.1	70.8	2.2	66.6	(0.2)
Total	$139.4	$7.8	$126.6	$6.3	$138.9	$7.7

Components & Sensors: Components and Sensors third quarter 2010 sales increased $15.9 million, or 29%, from the third quarter of 2009.  The sales improvement resulted from higher automotive sensor and actuator product and electronic component product demand. Segment operating earnings of $7.7 million were $3.6 million favorable to the third quarter of 2009 due to higher sales, partially offset by increased research and development costs for growth initiatives.

Components and Sensors sales decreased $0.5 million, or 1%, from the second quarter of 2010 primarily reflecting decreased seasonal demand in automotive sensor and actuator products. Third quarter operating earnings decreased $0.2 million from the second quarter 2010 primarily due to lower sales.

EMS:  EMS sales decreased $3.1 million, or 4%, from the same period last year. This decrease resulted primarily from weaker sales in the defense and aerospace and medical markets.  Segment operating earnings of $0.1 million compares to $2.2 million in the third quarter of 2009, resulting primarily from lower sales and unfavorable product mix.

However, EMS sales increased $1.0 million, or 1%, from the second quarter 2010, reflecting a modest recovery in the current year within the defense and aerospace and industrial markets, the same markets that were down year-over-year. Segment operating earnings of $0.1 million improved from a loss of $0.2 million in the second quarter 2010.

Conference Call
As previously announced, the Company has scheduled a conference call on Wednesday, October 27, 2010 at 11:00 a.m. EDT. Those interested in participating may dial 800-230-1096 (612-332-0345, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EDT on Wednesday, October 27, 2010, through 11:59 a.m. EDT on Thursday, November 4, 2010. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 173579. There will also be a live audio webcast of the conference call which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events and any other statements that are not based solely on historical fact. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation: changes in the economy generally and in respect to the businesses in which CTS operates; pricing pressures and reduction in demand for CTS’ products, especially if economic conditions do not recover or continue to worsen in CTS’ served markets, including but not limited to: the automotive, computer equipment or communications markets; disruption, uncertainty or volatility in the credit markets that could adversely impact the availability of credit already arranged by CTS and the availability and cost of credit in the future; the financial condition of our customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability or ongoing viability; risks associated with CTS’ international operations, including trade and tariff barriers; currency fluctuations and their effects on our results of operations and financial position; changes in performance of equity and debt markets that could affect the valuation of the assets in CTS’ pension plans and the accounting for pension assets, liabilities and expenses; political and geopolitical risks; rapid technological change in the automotive, communications and computer industries; reliance on key customers; CTS’ ability to protect its intellectual property; and potential costs and liabilities related to the recent Toyota recall. For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the Securities and Exchange Commission available at http://www.ctscorp.com/investor_relations/investor.htm.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:                 Donna L. Belusar, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 523-3800  FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2010	2009	2010	2009

Net sales	$ 139,362	$ 126,565	$ 407,616	$ 365,094

Costs and expenses:
Cost of goods sold	109,393	100,380	316,828	297,202
Selling, general and administrative expenses	17,112	16,494	54,944	48,357
Research and development expenses	5,086	3,408	13,985	10,227
Restructuring and impairment charges	-	-	-	2,243
Goodwill impairment	-	-	-	33,153

Operating earnings/(loss)	7,771	6,283	21,859	(26,088)

Other (expense)/income:
Interest expense, net	(149)	(239)	(478)	(1,497)
Other	1,738	(390)	917	(736)
Net total other income/(expense)	1,589	(629)	439	(2,233)

Earnings/(loss) before income taxes	9,360	5,654	22,298	(28,321)

Income tax expense	2,445	1,173	5,060	9,872

Net earnings/(loss)	$ 6,915	$ 4,481	$ 17,238	$ (38,193)

Net earnings/(loss) per share:
Basic	$ 0.20	$ 0.13	$ 0.51	$ (1.13)

Diluted	$ 0.20	$ 0.13	$ 0.50	$ (1.13)

Cash dividends declared per share	$ 0.03	$ 0.03	$ 0.09	$ 0.09

Average common shares outstanding:
Basic	34,181	33,873	34,060	33,799

Diluted	34,827	34,513	34,816	33,799

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	October 3,	December 31,
	2010	2009

Cash and cash equivalents	$ 73,031	$ 51,167
Accounts receivable, net	90,136	71,718
Inventories, net	76,562	54,348
Other current assets	19,325	16,502
Total current assets	259,054	193,735

Property, plant & equipment, net	79,409	81,120
Other assets	132,418	132,802

Total Assets	$ 470,881	$ 407,657

Accounts payable	$ 70,534	$ 52,344
Other accrued liabilities	41,201	38,172
Total current liabilities	111,735	90,516

Long-term debt	77,100	50,400
Other long-term obligations	16,902	19,287

Shareholders' equity	265,144	247,454

Total Liabilities and
Shareholders' Equity	$ 470,881	$ 407,657

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Segment Operating Earnings/(Loss)

Segment operating earnings/(loss) is a non-GAAP financial measure outside the context of the Accounting Standards Codification ("ASC") 280 required reconciliation in the notes to the Company's financial statements.  The most comparable GAAP term is operating earnings/(loss).  Segment operating earnings/(loss) always exclude the effects of charges for restructuring and goodwill impairment when they are incurred by the Company.  Segment operating earnings/(loss) exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured.  CTS' management provides the segment operating earnings/(loss) measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.